As filed with the Securities and Exchange Commission on February 13, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	91-0232000
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

General Moly, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Telephone: (303) 928-8599
Fax: (303) 928-8598
(Address of registrant’s Principal Executive Offices)

GENERAL MOLY, INC.
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

Bruce D. Hansen Chief Executive Officer General Moly, Inc. 1726 Cole Blvd., Suite 115 Lakewood, CO 80401 Telephone: (303) 928-8599 Fax: (303) 928-8598	With a copy to: Gary J. Kocher Kristy T. Harlan Kirkpatrick & Lockhart Preston Gates Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104 Telephone: (206) 623-7580 Fax: (206) 623-7022
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	1,600,000 shares	$9.96	$15,936,000	$626.28

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the General Moly, Inc. 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)
Computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported by the American Stock Exchange on February 11, 2008.

EXPLANATORY NOTE

General Moly, Inc. (the “Registrant” or the “Company”) has amended the General Moly, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) to increase, by 1,600,000 shares (the “Additional Shares”), the number of shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the 2006 Equity Incentive Plan. This Registration Statement is being filed pursuant to General Instruction E of Form S-8 to register the Additional Shares of Common Stock. Such Additional Shares are securities of the same class as other securities for which a previous registration statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2006 (File No. 333-139615). Pursuant to General Instruction E of Form S-8, the contents of the above listed registration statement are incorporated by reference herein, except for Items 3, 6, and 8 of such previously filed registration statement, which are replaced and superceded with the Items 3, 6, and 8 set forth in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Commission by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2006;

(b) The Registrant’s Quarterly Report on Form 10-QSB, as amended, for fiscal quarters ended March 31, 2007 and June 30, 2007 and Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007. The Registrant’s Current Reports on Form 8-K, and any amendments thereto, filed on February 5, 2007, February 13, 2007, February 27, 2007, April 3, 2007, April 17, 2007, April 27, 2007, May 14, 2007, June 29, 2007, July 2, 2007, July 13, 2007, July 31, 2007, August 23, 2007, August 31, 2007, September 18, 2007, October 5, 2007, November 14, 2007, November 23, 2007, November 30, 2007, December 18, 2007, January 2, 2008, and February 12, 2008; and

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A/A filed on October 10, 2007 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than information in the documents that is not deemed to be filed with the Commission. Unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any current report on Form 8-K that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

The DGCL also authorizes a corporation to indemnify any person who was or is a party, or was or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The corporation may only indemnify an officer, director, employee or agent if:

(i) the indemnified person acted in good faith and in a manner reasonably believed by the person to be in, or not opposed to, the best interests of the corporation; and

(ii) in the case of a criminal proceeding, the indemnified person had no reasonable cause to believe his or her conduct was unlawful.

No indemnification may be made if it is determined that the individual did not meet the above listed standards.

A corporation’s determination of whether to indemnify someone who is a director or officer at the time of such determination must be made:

(i) by a vote of the majority of disinterested directors (even if less than a quorum);

(ii) by a committee of disinterested directors designated by the majority vote of the disinterested directors (even if less than a quorum);

(iii) by special legal counsel if there are fewer than two disinterested directors or if such disinterested directors so direct; or

(iv) by the shareholders, but shares owned by or voted by a director who is not disinterested may not be voted.

Where a present or former officer or director of the corporation defends a matter successfully, indemnification for reasonable expenses is mandatory. Officers’ and directors’ expenses may be paid in advance of final disposition if the person agrees to repay the advances if he or she is later determined not to be entitled to indemnification.

The Registrant’s certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant’s certificate of incorporation further provides that, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s bylaws provide for the Company to indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Company. The Registrant’s bylaws also provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of the Company’s directors and executive officers, that require the Company to indemnify such persons, to the fullest extent permitted by the laws of the State of Delaware and subject to certain procedures, against any and all expenses (including attorneys’ fees), damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or was serving as the request of the Company as a director or officer of another entity.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report of the registrant on Form 8-K filed on October 5, 2007)

4.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Current Report of the registrant on Form 8-K filed on October 5, 2007)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Williams & Webster, P.S.
23.3	Consent of Kirkpatrick & Lockhart Preston Gates Ellis llp (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page to this Registration Statement)
99.1	General Moly, Inc. 2006 Equity Incentive Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on this 13th day of February, 2008.

GENERAL MOLY, INC.

By:	/s/Bruce D. Hansen
Bruce D. Hansen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce D. Hansen and David A. Chaput, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on February 13, 2008.

/s/ Bruce D. Hansen	Chief Executive Officer and Director
Bruce D. Hansen	(Principal Executive Officer)
/s/ David A. Chaput	Chief Financial Officer
David A. Chaput	(Principal Financial Officer)
/s/ Daniel G. Zang	Controller and Treasurer
Daniel G. Zang	(Principal Accounting Officer)
/s/ Ricardo M. Campoy	Director
Ricardo M. Campoy
/s/ Mark A. Lettes	Director
Mark A. Lettes
/s/	Director
Jean-Pierre M. Ergas

/s/ Gary A. Loving	Director
Gary A. Loving

/s/ R. David Russell	Director
R. David Russell

/s/ Richard Nanna	Director
Richard Nanna

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Current Report of the registrant on Form 8-K filed on October 5, 2007)

4.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Current Report of the registrant on Form 8-K filed on October 5, 2007)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
23.1	Consent of PricewaterhouseCoopers, LLP
23.2	Consent of Williams & Webster, P.S.
23.3	Consent of Kirkpatrick & Lockhart Preston Gates Ellis llp (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page to this Registration Statement)
99.1	General Moly, Inc. 2006 Equity Incentive Plan, as amended